EXHIBIT 10.19

EnteroMedics Inc.

CONSULTING AGREEMENT

This Agreement is made effective the 21st day of September, 2006 by and between EnteroMedics Inc. (“EnteroMedics”), whose principal place of business is 2800 Patton Road, St. Paul, MN 55113, and Bobby I. Griffin, 8085 Wayzata Blvd, Golden Valley, 55426 (“Consultant”).

In consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows:

1.	Term: Unless terminated as hereafter provided, this Agreement shall begin on the above effective date and end on the one-year anniversary thereof unless earlier terminated below or upon earlier completion of Duties. The parties may negotiate one or more renewals of this Agreement.

2.	Duties: Duties will be assigned by EnteroMedics and will involve consulting in the area of advising EnteroMedics on the development of obesity therapy pertaining to EnteroMedics business and technology development.

3.	Compensation: Consultant will receive an NQ stock option grant of 500,000 shares which will vest as follows: 25% on the first year anniversary, and monthly thereafter for 36 months. Stock option grants are subject to approval by the Board of Directors. EnteroMedics will reimburse Consultant for actual incidental expenses (with no increase for handling or other mark-up) incurred in performing this Agreement, but such expenses shall not exceed $100 per month without EnteroMedics’ prior written consent. Travel expenses must be approved in advance by EnteroMedics. Consultant shall provide EnteroMedics with appropriate documentation for tax purposes for all expenses paid by EnteroMedics. Consultant shall submit monthly invoices for expenses.

4.	Termination: This Agreement may be terminated at any time in writing by either party on thirty day notice or by mutual consent.

5.	Nonemployee Status: Consultant is self-employed and not an employee of EnteroMedics.

6.	Authority: Consultant shall not have the right to bind EnteroMedics or commit EnteroMedics to any agreement or understanding whatsoever.

7.	Confidential Information: Because of the confidential nature of the information which will be disclosed to Consultant under this Agreement, Consultant will not, except as authorized by EnteroMedics, disclose such confidential information to any other third party or company. The obligation of confidentiality shall not be applicable with respect to such information which: (A) was known to Consultant prior to disclosure, (B) is or becomes known to the public by general publication without violation of this Agreement, (C) is given to Consultant by a third party having a right to do so, or (D) is independently developed by Consultant without the use of information supplied by EnteroMedics under this Agreement.

8.	Ownership of Inventions and Patents: If any patentable inventions result from performance of this Agreement, all rights under any patents that may issue on those inventions shall belong exclusively to EnteroMedics. Consultant hereby assigns and agrees to assign in the future all such inventions to EnteroMedics without further payment from EnteroMedics. Consultant also agrees that, upon EnteroMedics’ request and at EnteroMedics’ expense, he/she would provide reasonable assistance to EnteroMedics in prosecuting patents covering those inventions. All information, including copyrights, developed by Consultant under this agreement shall belong to EnteroMedics and all copyrightable works are works made for hire and Consultant hereby assigns and agrees to assign to EnteroMedics such rights now and in the future. The obligations to assign inventions and copyrights to EnteroMedics shall not apply to any invention or copyright for which no equipment, supplies, facility or trade secret information of EnteroMedics was used and which was developed entirely on the Consultant’s own time, and (1) which does not relate (a) directly to the business of EnteroMedics or (b) to EnteroMedics’ actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Consultant for EnteroMedics. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

9.	Notice of Superior Rights: If Consultant owns in whole or part or is aware of any third party’s ownership of any intellectual property rights (including patent or trade secrets rights) which would be exploited or violated by the Company’s planned research, development or commercialization or incorporation of any suggestions of Consultant, then Consultant shall so notify Company of such rights at the time of such suggestions or before any initiation or continuation of any project of the Company in a timely manner to permit Company to consideration acquisition of rights to practice such intellectual property or consider alternatives to such intellectual property.

10.	Notices: All notices required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt required, postage paid to the addresses stated above or to other’s address as either party may designate. All mailing notices shall be deemed effective upon depositing in the mail.

11.	Waiver: The waiver of either party of a breach of any provision of this Agreement shall not operate as or be construed as a continuing waiver or as a consent to or waiver of such subsequent breach.

12.	Modification: This Agreement may only be modified in writing signed by both parties.

13.	Nonassignable: Since the services to be provided under this Agreement are personal, all duties to be executed by Consultant shall be performed by Bobby I. Griffin and may not be assigned or delegated without written consent of EnteroMedics.

14.	In the event of termination of the agreement according to paragraph 4, the provision of paragraphs 7 and 8 shall remain in full force and effect for a period of five (5) years following the date of termination.

15.	Entire Agreement: This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings rather oral or written between the parties with respect to the subject hereof.

16.	Governing Law: This Agreement shall be governed by the laws of the State of Minnesota.

In witness thereof, the parties have set forth their hand hither and to on the date indicated below.

ENTEROMEDICS, INC.		CONSULTANT

By:	/s/ Mark B. Knudson	By:	/s/ Bobby I. Griffin
Printed Name: Mark B. Knudson, CEO		Printed Name: Bobby I. Griffin
Fed Tax ID or SS #: _________________________________

Date: September 22, 2006		Date: September 21, 2006

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